Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2019 Results
Transformation Initiatives Drive Record Quarterly Revenues
(Minneapolis, MN, May 2, 2019) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical Internet of Things ("IoT") products, services, and solutions, reported revenue of $65.8 million for the second fiscal quarter of 2019 compared to $54.5 million in the second fiscal quarter of 2018 and compared to our guidance range of $59.0 million to $63.0 million. This reflects a 20.6% growth rate compared to the prior year quarter.
Net income for the second fiscal quarter of 2019 was $1.3 million, or $0.05 per diluted share, compared to a net loss of $0.1 million, or $0.00 loss per diluted share in the second fiscal quarter of 2018 and compared to our guidance range of $0.01 per diluted share to $0.05 per diluted share.
Adjusted EBITDA in the second fiscal quarter of 2019 was $6.5 million, or 10.0% of total revenue, compared to our guidance range of $4.5 million to $6.5 million. In the second fiscal quarter of 2018, our adjusted EBITDA was $5.2 million, or 9.6% of total revenue.
Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.
"Our results reflect the investments we have made to simplify our business and drive success with our customers, distribution partners, and new products" said Ron Konezny, President and Chief Executive Officer.  "We remain squarely focused on building off these results to complete a record fiscal 2019."
Financial Results

GAAP Results
	Three months ended March 31,		Six months ended March 31,
(in thousands, except per share data)	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Total Revenue	$65,764	$54,548	$128,077	$99,503
Gross Profit	$30,329	$26,834	$60,112	$48,793
Gross Margin	46.1%	49.2%	46.9%	49.0%
Operating Income (Loss) **	$785	$818	$6,343	$(1,181)
Operating Income as % of Total Revenue	1.2%	1.5%	5.0%	(1.2)%
Net Income (Loss) **	$1,342	$(126)	$6,024	$(4,613)
Net Income (Loss) per Diluted Share	$0.05	$—	$0.21	$(0.17)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
** The six months ended March 31, 2019 includes a gain of $4.4 million ($3.4 million net of tax) on the sale of our corporate headquarters reported in general and administrative expense on the Condensed Consolidated Statements of Operations.

Digi International Reports Second Fiscal Quarter 2019 Results

Non-GAAP Results**
	Three months ended March 31,		Six months ended March 31,
(in thousands, except per share data)	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Adjusted Net Income (Loss)	$1,140	$65	$2,300	$(1,657)
Adjusted Net Income (Loss) per Diluted Share	$0.04	$—	$0.08	$(0.06)

Adjusted EBITDA	6,548	5,245	$12,709	$8,208
Adjusted EBITDA as % of Total Revenue	10.0%	9.6%	9.9%	8.2%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
** A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.

Business Results for the Three Months Ended March 31, 2019 and 2018

Revenue Detail
	Three months ended March 31,
(in thousands)	2019	2018 (as adjusted)*	Change	% Change
Product	$52,097	$47,588	$4,509	9.5%
Services	3,942	2,237	1,705	76.2%
Solutions	9,725	4,723	5,002	105.9%
Total revenue	$65,764	$54,548	$11,216	20.6%

North America, primarily United States	$48,869	$39,169	$9,700	24.8%
Europe, Middle East and Africa	10,764	9,504	1,260	13.3%
Other	6,131	5,875	256	4.4%
Total revenue	$65,764	$54,548	$11,216	20.6%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
Total revenue increased 20.6% to $65.8 million in the second fiscal quarter of 2019 from $54.5 million in the second fiscal quarter of 2018.
Product
Product revenue increased by $4.5 million, or 9.5%, in the second fiscal quarter of 2019 compared to the second fiscal quarter of 2018. We experienced growth compared to the second fiscal quarter of 2018 across most of our product categories, with the largest growth in our cellular product offerings, partially offset by a decline in our network products.
Services
Services revenue increased by $1.7 million, or 76.2%, in the second fiscal quarter of 2019 compared to the second fiscal quarter of 2018, related to increased revenues from our Digi Remote Manager® and support services.
Solutions
Solutions revenue increased by $5.0 million, or 105.9%, in the second fiscal quarter of 2019 compared to the second fiscal quarter of 2018. This increase was driven by new customer deployments, additional purchases and equipment upgrades from existing customers, and an increase in our recurring revenue base. We are serving just over 57,000 sites as of March 31, 2019, compared to nearly 42,000 sites a year ago.

Digi International Reports Second Fiscal Quarter 2019 Results

Gross profit was $30.3 million, or 46.1% of revenue in the second fiscal quarter of 2019 compared to $26.8 million, or 49.2% of revenue for the second fiscal quarter of 2018. This $3.5 million increase was driven primarily by increased sales from our IoT Solutions segment. Our gross margin decline was primarily a result of product and customer mix and costs associated with our transition to third-party manufacturing.
Operating income was $0.8 million, or 1.2% of revenue for the second fiscal quarter of 2019 and $0.8 million, or 1.5% of revenue, for the second fiscal quarter of 2018. Our operating income was driven by our $3.5 million gross profit increase, offset by an increase in operating expenses of $3.5 million. The increase in operating expenses primarily included $1.9 million of additional employee-related costs, $0.8 million in acquisition-related expenses and $0.6 million of adjustments to contingent consideration.
Net income was $1.3 million in the second fiscal quarter of 2019, or $0.05 per diluted share, compared to a net loss of $0.1 million, or $0.00 loss per diluted share, in the second fiscal quarter of 2018.
Adjusted EBITDA in the second fiscal quarter of 2019 was $6.5 million, or 10.0% of total revenue, compared to $5.2 million, or 9.6% of total revenue, in the second fiscal quarter of 2018.
Business Results for the Six Months Ended March 31, 2019 and 2018

Revenue Detail
	Six months ended March 31,
(in thousands)	2019	2018 (as adjusted)*	Change	% Change
Product	$102,909	$86,042	$16,867	19.6%
Services	6,424	4,663	1,761	37.8%
Solutions	18,744	8,798	9,946	113.0%
Total revenue	$128,077	$99,503	$28,574	28.7%

North America, primarily United States	$95,204	$68,506	$26,698	39.0%
Europe, Middle East and Africa	20,868	19,660	1,208	6.1%
Other	12,005	11,337	668	5.9%
Total revenue	$128,077	$99,503	$28,574	28.7%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
Total revenue increased 28.7% to $128.1 million in the first six months of fiscal 2019 from $99.5 million in the first six months of fiscal 2018.
Product
Product revenue increased by $16.9 million, or 19.6%, in the first six months of fiscal 2019 compared to the first six months of fiscal 2018. This increase included $5.4 million of incremental revenue from Accelerated Concepts, Inc. ("Accelerated"), a provider of cellular (LTE) networking equipment, since the acquisition in January 2018. Additionally, we experienced growth compared to the first six months of fiscal 2018 within our industrial cellular products, RF products and our embedded modules, partially offset by a decline in sales of terminal servers.
Services
Services revenue increased by $1.8 million, or 37.8%, in the first six months of fiscal 2019 compared to the first six months of fiscal 2018, related to increased revenues from our Digi Remote Manager and support services.
Solutions
Solutions revenue increased by $9.9 million, or 113.0%, in the first six months of fiscal 2019 compared to the first six months of fiscal 2018. This increase was driven by new customer deployments, additional purchases and equipment

Digi International Reports Second Fiscal Quarter 2019 Results

upgrades from existing customers, and an increase in our recurring revenue base. We are serving just over 57,000 sites as of March 31, 2019, compared to nearly 42,000 sites a year ago.
Gross profit was $60.1 million, or 46.9% of revenue in the first six months of fiscal 2019 compared to $48.8 million, or 49.0% of revenue for the first six months of fiscal 2018. This $11.3 million increase was driven primarily by our acquisition of Accelerated, increased sales from our IoT Solutions segment, and increased sales from most of our IoT Products. Our gross margin decline was primarily a result of product and customer mix, increased costs associated with our transition to a third-party manufacturer and increased amortization expense associated with the Accelerated acquisition.
Operating income for the first six months of fiscal 2019 was $6.3 million, or 5.0% of revenue, as compared to an operating loss of $1.2 million, or 1.2% of revenue, for the first six months of fiscal 2018, an increase of $7.5 million. This increase was a result of increased gross profit of $11.3 million described above, offset by an increase in operating expenses of $3.8 million. The increase in operating expenses included $2.8 million of incremental costs, primarily employee-related, associated with Accelerated, $3.7 million of additional employee-related costs and $1.2 million of increased contingent consideration expense. These were mostly offset by a $4.4 million gain from the sale of our corporate headquarters in October 2018 and lower acquisition-related expenses of $0.8 million.
Net income was $6.0 million in the first six months of fiscal 2019, or $0.21 per diluted share, compared to a net loss of $4.6 million, or $0.17 loss per diluted share, in the first six months of fiscal 2018.
Adjusted EBITDA in the first six months of fiscal 2019 was $12.7 million, or 9.9% of total revenue, compared to $8.2 million, or 8.2% of total revenue, in the first six months of fiscal 2018.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of March 31, 2019, Digi had:

•
Cash and cash equivalents and marketable securities balance of $72.1 million, an increase of $9.3 million from the end of fiscal 2018. The increase includes $10.0 million of proceeds received in the first fiscal quarter of 2019 for the sale of our corporate headquarters.

•	Current contingent consideration liabilities of $8.5 million.
Customer Highlights
IoT PRODUCTS & SERVICES

•
A North American provider of personal transportation solutions selected Digi’s XBee Cellular LTE Cat 1 embedded modem and connectivity services, including Digi Remote Manager, for the primary communication path on a mobility project. The XBee modem and connectivity offering from Digi provides robust communications and enabled a rapid pace of development to production without the time risks of regulatory and carrier certifications.

•
A large manufacturer of people moving systems has selected Digi cellular routers to provide core systems communications for their IoT deployments.  The Digi routers enable real-time collection of usage and wear data that help accelerate a move to a more predictive global maintenance model.  Digi is also providing key IoT connectivity that enhances rider experience and system safety and was chosen for our industrial reliability and security focus in our Digi Remote Manager platform.

•	A leading provider of solar energy products has selected Digi’s XBee3 ZigBee module for solar tracking systems. The XBee3 ZigBee will enable reliable communication with gateways for remote management.
IoT SOLUTIONS

•	Two large school districts, one in Colorado and the other in Texas, selected Digi SmartSense for food safety monitoring across all of their respective campuses, approximating 480 sites in total.

Digi International Reports Second Fiscal Quarter 2019 Results

•	A leading grocery chain in the western United States selected Digi to provide task management in all 300+ of their stores.

•	A large regional hospital in Canada, is using Digi SmartSense to monitor all lab and pharmacy locations across its entire campus.
Fiscal 2019 Guidance
For the third fiscal quarter of 2019, Digi projects revenue to be in a range of $60 million to $64 million. EPS is projected to be in a range of $0.02 per diluted share to $0.06 per diluted share. Adjusted EBITDA is projected to be between $4.5 million and $6.5 million.
For the full fiscal year 2019, Digi projects revenue to be in a range of $248 million to $258 million. EPS is projected to be in a range of $0.27 per diluted share to $0.37 per diluted share. Adjusted EBITDA continues to be projected in a range of $24 million to $28 million.
Second Fiscal Quarter 2019 Conference Call Details
As announced on April 4, 2019, Digi will discuss its second fiscal quarter 2019 results on a conference call on Thursday, May 2, 2019 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Brian Ballenger, Acting Principal Financial Officer and Acting Principal Accounting Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 2443699. International participants may access the call by dialing (262) 912-4765 and entering passcode 2443699. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 2443699 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events

Digi International Reports Second Fiscal Quarter 2019 Results

beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2018 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted earnings before interest, taxes and amortization ("adjusted EBITDA"), each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and recoveries, and gains from the disposition of our former corporate headquarters is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.
Investor Contact:

Brian G. Ballenger
Vice President of Finance and Accounting, Acting Principal Financial Officer, Acting Principal Accounting Officer and Interim Treasurer
Digi International
952-912-3070
Email: brian.ballenger@digi.com

For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Revenue:
Product	$52,097	$47,588	$102,909	$86,042
Services and solutions	13,667	6,960	25,168	13,461
Total revenue	65,764	54,548	128,077	99,503
Cost of sales:
Cost of product	28,496	23,080	54,309	42,290
Cost of services and solutions	6,214	3,864	12,191	7,043
Amortization of intangibles	725	770	1,465	1,377
Total cost of sales	35,435	27,714	67,965	50,710
Gross profit	30,329	26,834	60,112	48,793
Operating expenses:
Sales and marketing	11,534	11,175	23,191	20,935
Research and development	9,569	8,617	19,087	16,368
General and administrative	8,441	6,224	11,558	12,671
Restructuring reversal	—	—	(67)	—
Total operating expenses	29,544	26,016	53,769	49,974
Operating income (loss)	785	818	6,343	(1,181)
Other income, net:
Interest income, net	142	34	258	239
Other income (expense), net	257	(527)	305	(572)
Total other income (expense), net	399	(493)	563	(333)
Income (loss) before income taxes	1,184	325	6,906	(1,514)
Income tax (benefit) expense	(158)	451	882	3,099
Net income (loss)	$1,342	$(126)	$6,024	$(4,613)

Net income (loss) per common share:
Basic	$0.05	$—	$0.22	$(0.17)
Diluted	$0.05	$—	$0.21	$(0.17)
Weighted average common shares:
Basic	27,866	27,084	27,687	26,914
Diluted	28,438	27,084	28,289	26,914
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Second Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Net income (loss)	$1,342	$(126)	$6,024	$(4,613)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(83)	1,787	(1,652)	2,058
Change in net unrealized gain (loss) on investments	9	(19)	14	(40)
Less income tax (expense) benefit	(2)	5	(4)	8
Reclassification of realized loss on investments included in net income (1)	—	31	—	31
Less income tax benefit (2)	—	(8)	—	(8)
Other comprehensive (loss) income, net of tax	(76)	1,796	(1,642)	2,049
Comprehensive income (loss)	$1,266	$1,670	$4,382	$(2,564)
(1) Recorded in Other income (expense), net in our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax (benefit) expense in our Condensed Consolidated Statements of Operations.

*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Second Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2019	September 30, 2018 (as adjusted)*
ASSETS
Current assets:
Cash and cash equivalents	$69,593	$58,014
Marketable securities	2,497	4,736
Accounts receivable, net	53,493	49,819
Inventories	44,035	41,644
Other current assets	5,549	2,613
Assets held for sale	—	5,220
Total current assets	175,167	162,046
Property, equipment and improvements, net	13,926	8,354
Intangible assets, net	34,807	39,320
Goodwill	154,049	154,535
Deferred tax assets	5,236	6,600
Other non-current assets	350	1,291
Total assets	$383,535	$372,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,628	$12,911
Accrued compensation	6,991	8,190
Unearned revenue	6,576	3,177
Contingent consideration on acquired businesses	8,527	5,890
Other current liabilities	4,369	5,405
Total current liabilities	41,091	35,573
Income taxes payable	759	851
Deferred tax liabilities	317	334
Contingent consideration on acquired businesses	—	4,175
Other non-current liabilities	530	720
Total liabilities	42,697	41,653
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 34,471,378 and 33,812,838 shares issued	345	338
Additional paid-in capital	262,392	255,936
Retained earnings	157,985	151,961
Accumulated other comprehensive loss	(25,168)	(23,526)
Treasury stock, at cost, 6,412,682 and 6,385,336 shares	(54,716)	(54,216)
Total stockholders’ equity	340,838	330,493
Total liabilities and stockholders’ equity	$383,535	$372,146
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Second Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2019	2018 (as adjusted)*
Operating activities:
Net income (loss)	$6,024	$(4,613)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	2,217	1,546
Amortization of intangible assets	4,609	4,287
Stock-based compensation	2,707	2,378
Deferred income tax provision	1,338	2,808
Gain on sale of property, equipment and improvements	(4,395)	5
Change in fair value of contingent consideration	810	(425)
Provision for bad debt and product returns	568	395
Provision for inventory obsolescence	900	900
Restructuring reversal	(67)	—
Other	(116)	25
Changes in operating assets and liabilities (net of acquisitions)	(8,393)	(12,287)
Net cash provided by (used in) operating activities	6,202	(4,981)
Investing activities:
Proceeds from maturities and sales of marketable securities	2,252	29,513
Proceeds from sale of business	—	2,000
Acquisition of businesses, net of cash acquired	—	(56,588)
Proceeds from sale of property and equipment	10,047	—
Purchase of property, equipment, improvements and certain other intangible assets	(7,346)	(785)
Net cash provided by (used in) investing activities	4,953	(25,860)
Financing activities:
Acquisition earn-out payments	(2,348)	—
Proceeds from stock option plan transactions	3,751	3,427
Proceeds from employee stock purchase plan transactions	549	618
Purchases of common stock	(1,044)	(681)
Net cash provided by financing activities	908	3,364
Effect of exchange rate changes on cash and cash equivalents	(484)	1,646
Net increase (decrease) in cash and cash equivalents	11,579	(25,831)
Cash and cash equivalents, beginning of period	58,014	78,222
Cash and cash equivalents, end of period	$69,593	$52,391

Supplemental schedule of non-cash investing and financing activities:
Transfer of inventory to property, equipment and improvements	$(654)	$(827)
Accrual for purchase of property, equipment, improvements and certain other intangible assets	$(20)	$(27)
Liability related to acquisition of business	$—	$(2,300)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Second Fiscal Quarter 2019 Results

DIGI INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(UNAUDITED)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-In	Retained	Comprehensive	Stockholders’
(in thousands)	Shares	Par Value	Shares	Value	Capital	Earnings*	Loss	Equity
Balances, September 30, 2017	33,008	$330	6,437	$(54,533)	$245,528	$150,363	$(22,659)	$319,029
Cumulative-effect adjustment from adoption of ASU 2016-09					52	(33)		19
Net loss						(4,613)		(4,613)
Other comprehensive income							2,049	2,049
Employee stock purchase plan issuances			(74)	631	(13)			618
Repurchase of common stock			68	(681)				(681)
Issuance of stock under stock award plans	573	6			3,421			3,427
Stock-based compensation expense					2,378			2,378
Balances, March 31, 2018	33,581	$336	6,431	$(54,583)	$251,366	$145,717	$(20,610)	$322,226

Balances, September 30, 2018	33,813	$338	6,385	$(54,216)	$255,936	$151,961	$(23,526)	$330,493
Net income						6,024		6,024
Other comprehensive loss							(1,642)	(1,642)
Employee stock purchase plan issuances			(63)	544	5			549
Repurchase of common stock			91	(1,044)				(1,044)
Issuance of stock under stock award plans	658	7			3,744			3,751
Stock-based compensation expense					2,707			2,707
Balances, March 31, 2019	34,471	$345	6,413	$(54,716)	$262,392	$157,985	$(25,168)	$340,838
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Second Fiscal Quarter 2019 Results

Non-GAAP Financial Measures

TABLE 1
Reconciliation of Net Income (Loss) and Net Income (Loss) per Diluted Share to
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share
(In thousands, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2019		2018 (as adjusted)*		2019		2018 (as adjusted)*
Net income (loss) and net income (loss) per diluted share	$1,342	$0.05	$(126)	$—	$6,024	$0.21	$(4,613)	$(0.17)
Restructuring reversal	—	—	—	—	(67)	—	—	—
Gain on sale of building	—	—	—	—	(4,396)	(0.16)	—	—
Tax effect from restructuring reversal and gain on sale of building	—	—	—	—	1,047	0.04	—	—
Discrete tax (benefits) expense (1)	(202)	(0.01)	191	0.01	(308)	(0.01)	2,956	0.11
Adjusted net income (loss) and adjusted net income (loss) per diluted share (2)	$1,140	$0.04	$65	$—	$2,300	$0.08	$(1,657)	$(0.06)
Diluted weighted average common shares		28,438		27,084		28,289		26,914
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

(1)
For the three and six months ended March 31, 2019, discrete tax expense primarily includes reversals of tax reserves due to the expiration of statutes of limitation. For the three and six months ended March 31, 2018, discrete tax expense primarily includes one-time adjustments for the re-measurement of deferred tax assets and the impact of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by reversals of tax reserves due to the expiration of statutes of limitation.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.

TABLE 2
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended March 31,				Six months ended March 31,
	2019		2018 (as adjusted)*		2019		2018 (as adjusted)*
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$65,764	100.0%	$54,548	100.0%	$128,077	100.0%	$99,503	100.0%

Net income	$1,342		$(126)		$6,024		$(4,613)
Interest income, net	(142)		(34)		(258)		(239)
Income tax (benefit) expense	(158)		451		882		3,099
Depreciation and amortization	3,153		3,380		6,826		5,833
Stock-based compensation	1,293		1,325		2,707		2,378
Gain on sale of building	—		—		(4,396)		—
Restructuring reversal	—		—		(67)		—
Acquisition expense	1,060		249		991		1,750
Adjusted EBITDA	$6,548	10.0%	$5,245	9.6%	$12,709	9.9%	$8,208	8.2%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.